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                                                                     EXHIBIT 1.3

                [ORRICK, HERRINGTON & SUTCLIFFE LLP LETTERHEAD]


                                  July 8, 1999

Nuveen California Dividend Advantage
     Municipal Fund, Inc
333 West Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

     We have acted as special California counsel to Nuveen California Dividend Advantage Municipal Fund, Inc. (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form N-2, registration number 333-80563, filed by the Registrants with the Commission (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, (the "Act") of 3400 of its Municipal Auction Rate Cumulative Preferred Shares, Series TH, and 3400 of its Municipal Auction Rate Cumulative Preferred Shares, Series F (the "Shares").

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.


                                        Very truly yours,

                                        Orrick, Herrington & Sutcliffe LLP


                                        By: /s/ Ken Whyburn